As filed with the Securities and Exchange Commission on January 31, 2006

REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Dyax Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3053198
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

300 Technology Square, Cambridge, Massachusetts 02139

(Address of Principal Executive Offices)

AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Henry E. Blair

Chairman, President and Chief Executive Officer

Dyax Corp.

300 Technology Square

Cambridge, Massachusetts 02139

(617) 225-2500

(Name, Address and Telephone Number of Agent for Service)

with copies to:

Nathaniel S. Gardiner, Esq.

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199

(617) 239-0100

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Stock, $0.01 par value(1)	1,299,432 shares	$5.57	$7,237,837	$774.45

(1)	Includes associated purchase rights which currently are evidenced by certificates for shares of Dyax Corp. Common Stock, and automatically trade with such shares.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of our Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by our Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional Common Stock.

(3)

Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(h)(1) and based upon the average of the high and low sale prices on January 25, 2006 as reported by the Nasdaq National Market.

(4)

This Registration Statement registers an additional 1,299,432 shares issuable under our Amended and Restated 1995 Equity Incentive Plan (the “Plan”).  We have previously registered 8,138,126 shares issuable under the Plan (Registration Statement Nos. 333-49852, 333-97523 and 333-119607).

Statement Regarding Incorporation by Reference from Effective Registration Statements

This Registration Statement registers additional securities of the same class as other securities for which registration statements filed on Form S-8 relating to our Amended and Restated 1995 Equity Incentive Plan (the “Plan”) are already effective.  Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of the registration statements we filed on Forms S-8 (File Nos. 333-49852, 333-97523 and 333-119607) with the Securities and Exchange Commission on November 13, 2000, August 1, 2002 and October 7, 2004 in their entirety and including exhibits thereto, relating to the registration of 3,687,558, 2,000,000 and 2,450,568 shares of our Common Stock, $0.01 par value per share, respectively, authorized for issuance under the Plan.  This Registration Statement provides for the registration of an additional 1,299,432 shares of our Common Stock authorized for issuance under the Plan as a result of the Plan’s “evergreen” provision.  This provision provides for automatic annual increases in the number of shares authorized for issuance under the Plan, pursuant to a specified formula in the Plan.

Item 8.  Exhibits.

See Exhibit Index immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on this 31st day of January 2006.

DYAX CORP.

By:	/s/ Henry E. Blair
Henry E. Blair, President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

We, the undersigned officers and directors of Dyax Corp., hereby severally constitute and appoint Henry E. Blair, Stephen S. Galliker and Nathaniel S. Gardiner, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Henry E. Blair	President, Chief Executive Officer	January 31, 2006
Henry E. Blair	and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Stephen S. Galliker	Executive Vice President, Finance	January 31, 2006
Stephen S. Galliker	and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Constantine E. Anagnostopoulos	Director	January 31, 2006
Constantine E. Anagnostopoulos

/s/ Susan Bayh	Director	January 31, 2006
Susan Bayh

/s/ James W. Fordyce	Director	January 31, 2006
James W. Fordyce

/s/ Mary Ann Gray	Director	January 31, 2006
Mary Ann Gray

Director
Thomas L. Kempner

/s/ Henry R. Lewis	Director	January 31, 2006
Henry R. Lewis

/s/ David J. McLachlan	Director	January 31, 2006
David J. McLachlan

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of the Company. Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended June 30, 2004 and incorporated herein by reference.

4.2

Amended and Restated By-laws of the Company. Filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended September 30, 2000 and incorporated herein by reference.

4.3

Certificate of Designations Designating the Series A Junior Participating Preferred Stock of the Company. Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-24537) and incorporated herein by reference.

4.4

Rights Agreement dated June 27, 2001, between American Stock Transfer & Trust Company, as Rights Agent, and the Company. Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 000-24537) and incorporated herein by reference.

5.1	Opinion of Edwards Angell Palmer & Dodge LLP as to the legality of the securities registered hereunder. Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Filed herewith.

23.2	Consent of Edwards Angell Palmer & Dodge LLP. Included in Exhibit 5.1.

24.1	Power of Attorney (included in the signature page hereto).